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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                         ----------------


                             FORM 8-K

                          CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(D)
              OF THE SECURITIES EXCHANGE ACT OF 1934



                         October 14, 1999
          Date of Report (Date of Earliest Event Reported)



                PACIFIC REAL ESTATE INVESTMENT TRUST
       (Exact name of registrant as specified in its charter)



      California                     0-8725                 94-1572930
(State or Other Jurisdiction       Commission      (IRS Employer Identification
   of Incorporation)           file Identification              No.)



                      1010 El Camino Real #210
                         Menlo Park CA 94025
                   (Address of executive offices)

                           (650) 327-7147
           Registrant's telephone number, including area code:


                                 N/A
      (Former Name or Former Address, If Changed Since Last Report)


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ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS

        At a Special Meeting of Shareholders in Lieu of the Annual Meeting of Shareholders of Pacific Real Estate Investment Trust, a California real estate investment trust ("PREIT"), held on February 4, 1998, the shareholders of PREIT (the "Shareholders") voted in favor of a resolution approving the dissolution of PREIT, the orderly liquidation of the balance of PREIT's assets, and the distribution of the net proceeds to the Shareholders. Pursuant to such approval by the Shareholders, PREIT entered into the transactions described below.

On August 18, 1998, the Trust purchased the fee title to the land at the Wanlass Shopping Center, located in San Pablo, California, for $1,780,000. This purchase was required under the terms of the then existing ground lease between the Trust and the ground lessor. The land was subsequently subdivided into three separate parcels described as Parcel I, II and III on the map of subdivision M.S. 354-98, filed on June 17, 1999 in book 177 of Parcel Maps, Page 1, Contra Costa Records. On October 14, 1999 the Trust sold Parcel II, and conveyed fee title to The Chiu Family Revocable Trust. The sale price was $600,000 before sale costs.

The terms of the sale require that the sum of $297,311 be retained in escrow to allow for the completion of site work on the property. Of this sum approximately $150,000 is expected to be returned to Pacific Real Estate Investment Trust at completion of the contemplated work. The net proceeds paid to the Trust from escrow at closing were $251,260.


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                            Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, PREIT has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  10/28/99 , 1999
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                                       PACIFIC REAL ESTATE INVESTMENT TRUST


                                       By: /s/ Robert C. Gould
                                          -------------------------------------
                                          Robert C. Gould, Vice President